NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	August 30th, 2010

Uranium Energy Corp Completes Phase One of Wellfield Development at Palangana in South Texas

Construction at Palangana is on-track for initial production starting in November this year

Corpus Christi, TX - August 30, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the "Company") is pleased to announce that the Company has now completed the first of three phases of wellfield development at Production Area One ("PAA-1") at the Palangana ISR uranium project located in South Texas.

The Company has completed 40 injection and production wells thus far, which completed Phase One in the development of PAA-1. The wells will be brought on-stream in three approximately equivalent phases as part of the build-up to initial sustainable levels of production. Construction of Palangana's ion-exchange satellite facility is also underway with pumps and tanks to be installed in mid-September.

Harry Anthony, Chief Operating Officer, stated, "The development progress at Palangana is on-track, on-schedule and on-budget for initial production starting in November this year. We are continuing the drilling, electrical build-out and wellfield piping, and are pleased with the pace and testing to date."

The Company has also completed drilling and flow-testing the Class 1 non-hazardous waste disposal well, known as WDW 419, that is needed for the Palangana project. WDW 419 is permitted for injection of by-product solutions generated during in-situ recovery of uranium and during restoration of the field. The well was drilled and cased to a depth of 6,950 feet in June and July. It was perforated in early August with two perforation intervals.

The well has now been flow-tested using filtered brine at several rates ranging between 42 and 176 gallons per minute at wellhead pressures ranging from 0, or a vacuum, up to 300 pounds per square inch, and was successful from applying just these modest wellhead pressures. WDW 419 is in the top 99 percentile of all Class I uranium wells based on superb flow rates at modest injection pressures.

About In-Situ Recovery (ISR) Mining

Uranium Energy Corp will be employing in-situ recovery or ISR mining technology at the Palangana uranium project. ISR is injected-solution mining that reverses the natural process that deposited the uranium in the sandstones. On-site ground water is fortified with gaseous oxygen and is introduced to the uranium ore body through a pattern of injection wells. The solution dissolves the uranium in the sandstone uranium host. The uranium-bearing solution is brought back to surface through production wells where the uranium is concentrated on resins for trucking to the Company's Hobson processing plant to be concentrated further and dried into yellowcake for market. This pattern of injection and recovery wells is called a wellfield. For more information, including photographs and detailed captions, please read the President's Mid-Year Report to Shareholders dated July 27, 2010 at www.uraniumenergy.com.

About Uranium Energy Corp

Uranium Energy Corp. (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S.  The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the fully-permitted Palangana in-situ recovery project, and the Goliad in-situ recovery project which is in the final stages of mine permitting for production.  The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.